SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                                FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
   SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number 0-21504

                            QUAD SYSTEMS CORPORATION
                            ------------------------
             (Exact name of registrant as specified in its charter)


    2405 Maryland Road, Willow Grove, PA 19090; Tel. (215) 784-4500
    ---------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Common Stock, par value $0.03 per share
     Series A Junior Participating Preferred Stock Purchase Rights
     -------------------------------------------------------------
        (Title of each class of securities covered by this Form)

                                    None
                                    ----
  (Title of each class of securities for which a duty to file reports under section 13(a) of 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)    X         Rule 12h-3(b)(1)(i)
      Rule 12g-4(a)(1)(ii)             Rule 12h-3(b)(1)(ii)
      Rule 12g-4(a)(2)(i)              Rule 12h-3(b)(2)(i)
      Rule 12g-4(a)(2)(ii)             Rule 12h-3(b)(2)(ii)
                                       Rule 15d-6

Approximate number of holders of record as of the certification or notice date: 100

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this certification to be signed on its behalf by the undersigned duly authorized person.

                                  Quad Systems Corp.
                                  ------------------
                                     (Registrant)


                                  By: /s/ Thomas Keogh
                                  ---------------------------------
                                          Thomas Keogh
                                          Chief Executive Officer


Dated: November 28, 2001